Filed pursuant to Rule 433

Registration Statement No. 333-180273

The Export-Import Bank of Korea

US$500,000,000 1.750% Notes due 2018 (the “Notes”)

Final Term Sheet

February 20, 2013

Issuer	The Export-Import Bank of Korea

Issue currency	U.S. Dollar (US$)

Issue size	US$500,000,000

Maturity Date	February 27, 2018

Settlement date	On or about February 27, 2013, which will be the fifth business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	1.750% per annum (first interest payment will be made on August 27, 2013 and thereafter payable semi-annually)

Day count	30/360 (interest on the Notes will accrue from February 27, 2013)

Interest Payment Dates	February 27 and August 27 of each year, commencing on August 27, 2013. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.672%

Gross Proceeds	US$498,360,000

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$496,860,000

Denominations	US$200k/1k

Use of Proceeds	An amount equal to the net proceeds of the issue of the Notes will be credited to a special account that will support our lending for Eligible Projects. So long as the Notes are outstanding and the special account has a positive balance, at the end of every fiscal quarter, funds will be deducted from the special account and added to our general lending pool in an amount equal to all disbursements from that pool made during such quarter in respect of Eligible Projects.

CUSIP	302154 BG3

ISIN	US302154BG39

Format	The Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Application has been made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the Notes.

Governing Law	New York

Joint Bookrunners and Joint Lead Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated and SEB Enskilda Inc.

Fiscal Agent	The Bank of New York Mellon

This Final Term Sheet should be read in conjunction with the prospectus dated June 29, 2012, as supplemented by the preliminary prospectus supplement dated February 20, 2013 (the “Prospectus Supplement”), relating to the Notes.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the Website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322.

The most recent prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/873463/000119312513066083/d471291d424b5.htm

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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